As filed with the Securities and Exchange Commission on March 3, 2008
Post-Effective Amendment No. 4 to Registration Statement on Form S-2 (No. 333-32823)

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 4 TO
FORM S-2
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Electronic Clearing House, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State or Other Jurisdiction of Incorporation or Organization)	93-0946274 (I.R.S. Employer Identification No.)
730 Paseo Camarillo
Camarillo, California 93010
(Address, Including Zip Code, of Principal Executive Offices)

Joseph S. Kaplan
President and Chief Executive Officer
Electronic Clearing House, Inc.
c/o Intuit Inc.
2632 Marine Way
Mountain View, California 94043
(650) 944-8000
(Name, Address and Telephone Number, Including Area Code, of Agent For Service)
COPY TO:
Michael S. Dorf, Esq.
O’Melveny & Myers LLP
275 Battery Street, Suite 2600
San Francisco, California 94111
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

☐ Large accelerated filer	☑ Accelerated filer	☐ Non-accelerated filer (Do not check if a smaller reporting company)	☐ Smaller reporting company

RECENT EVENTS: DEREGISTRATION
The Registration Statement on Form S-2 (Registration No. 333-32823) (the “Registration Statement”) of Electronic Clearing House, Inc., a Nevada corporation (“ECHO”), pertaining to the registration of 766,667 shares of common stock of ECHO, par value $0.01 per share (the “ECHO Common Stock”), to which this Post-Effective Amendment No. 4 relates, was filed with the Securities and Exchange Commission on November 6, 2003.
Intuit Inc., a Delaware corporation (“Intuit”), Elan Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of Intuit (“Merger Sub”), and ECHO entered into an Agreement and Plan of Merger dated as of December 19, 2007 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub would be merged with and into ECHO, ECHO would become a wholly-owned subsidiary of Intuit, and all outstanding shares of ECHO Common Stock would be converted into the right to receive $17.00 in cash (these actions are collectively referred to as the “Merger”).
On February 29, 2008, ECHO held a special meeting of stockholders at which the ECHO stockholders approved the Merger. The Merger became effective following the filing of Articles of Merger with the Secretary of State of the State of Nevada on February 29, 2008 (the “Effective Time”).
As a result of the Merger, ECHO has terminated all offerings of ECHO Common Stock pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by ECHO in the Registration Statement to remove from registration, by means of a post-effective amendment, any shares of ECHO Common Stock which remain unsold at the termination of the offering, ECHO hereby removes from registration all shares of ECHO Common Stock registered under the Registration Statement which remain unsold as of the Effective Time.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 4 to the Registration Statement on Form S-2 has been signed by the following persons on February 29, 2008 in the capacities indicated.

ELECTRONIC CLEARING HOUSE, INC.
By:	/s/ Joseph S. Kaplan
Joseph S. Kaplan
President and Chief Executive Officer (Principal Executive Officer)

Signature	Title	Date

Vice President, Treasurer, Chief
/s/ Jeffrey P. Hank	Financial Officer and Director	February 29, 2008
Jeffrey P. Hank	(Principal Financial Officer and
Principal Accounting Officer)